Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-156695

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Return Optimization Securities with Partial Protection	$4,231,000	$236.09
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 13, 2009 and Product Supplement dated November 24, 2009)

Return Optimization Securities with Partial Protection

Enhanced Return Strategies for Moderate Return Environment

UBS AG $4,231,000 Securities linked to an International Fund Basket due November 30, 2011

Investment Description

Return Optimization Securities with Partial Protection (“ROS”) are senior unsecured debt securities issued by UBS AG (“UBS”) linked to the performance of a weighted basket (the “underlying basket”) of exchange traded funds (each, a “basket equity”). ROS are designed to provide enhanced exposure to the potential positive performance of the underlying basket, up to the Maximum Gain of 22.50%. If the Basket Return is positive on the final valuation date, at maturity you will receive your principal plus an amount equal to your principal multiplied by 3 (the “Multiplier”) multiplied by the Basket Return, up to the Maximum Gain. If the Basket Return is between 0% and -10% (inclusive) on the final valuation date, at maturity you will receive your principal. If the Basket Return is below -10% on the final valuation date, at maturity you will lose 1% (or a fraction thereof) of your principal for every 1% (or a fraction thereof) that the Basket Return is below -10%. Investors will not receive interest or dividend payments during the term of the ROS. Accordingly, if the underlying basket has declined by more than 10% as of the final valuation date, you may lose up to 90% of your principal. The partial protection feature applies only if you hold your ROS to maturity. Any payment on the ROS, including the partial principal protection feature, is subject to the creditworthiness of UBS.

Features
☐	Tactical Investment Opportunity: At maturity, the ROS enhance the positive returns of the underlying basket up to the maximum gain and reduce exposure to negative basket returns. In moderate-return environments, this strategy provides the opportunity to outperform investments that track the performance of the underlying basket.
☐	Market Recovery Strategy: If you have experienced a loss on an investment with market exposure similar to the underlying basket, an investment in the ROS can provide an opportunity to accelerate your recovery at maturity if the value of the underlying basket rises.
☐	Partial Protection Feature: If you hold the ROS to maturity, your investment will be protected from the first 10% decline in the value of the underlying basket, subject to the creditworthiness of UBS, and will have 1-for-1 downside exposure to any negative basket returns below -10%.

Key Dates

Trade Date	November 25, 2009
Settlement Date	November 30, 2009
Final Valuation Date*	November 23, 2011
Maturity Date*	November 30, 2011
*	Subject to postponement in the event of a market disruption event, as described in the ROS PP product supplement.
Security Offering

We are offering Return Optimization Securities with Partial Protection linked to a weighted basket of exchange traded funds consisting of (i) one Standard & Poor’s Depositary Receipt® issued by the SPDR Trust, Series I, a unit investment trust, (ii) one share of iShares® MSCI EAFE Index Fund, and (iii) one share of iShares® MSCI Emerging Markets Index Fund, each of which we refer to as a “basket equity” and collectively as the ”basket equities”. The return on the ROS are subject to, and will not exceed, the predetermined Maximum Gain. The ROS are offered at a minimum investment of $1,000 per 100 ROS.

Basket Equities	Basket Weightings	Maximum Gain	Maximum Payment at Maturity per $10.00 Security	Basket Starting Price*	CUSIP	ISIN
Each of (i) one Standard & Poor’s Depositary Receipt® (“SPDR”), (ii) one share of iShares® MSCI EAFE Index Fund (“EFA”), and (iii) one share of iShares® MSCI Emerging Markets Index Fund (“EEM”)	With respect to: SPDR: 50%, EFA: 40%, and EEM: 10%.	22.50%	$12.25	100	902661594	US9026615941
*	The Basket Starting Price is set equal to 100 on the trade date.

See “Additional Information about UBS and the ROS” on page 2. The ROS will have the terms specified in the Return Optimization Securities with Partial Protection (“ROS PP”) product supplement and accompanying prospectus, as supplemented by this pricing supplement. See “Key Risks” on page 4 and the more detailed “Risk Factors” beginning on page PS-12 of the ROS PP product supplement for risks related to an investment in the ROS. Your ROS do not guarantee any return of principal in excess of $1.00 per $10.00 invested. A Basket Return of less than -10% at maturity will result in a loss of principal.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this pricing supplement, the ROS PP product supplement, or the accompanying prospectus. Any representation to the contrary is a criminal offense. The securities are not deposit liabilities of UBS AG and are not FDIC insured.

	Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Security	$10.00	$0.20	$9.80
Total	$4,231,000	$84,620	$4,146,380

UBS Financial Services Inc.	UBS Investment Bank

Pricing Supplement dated November 25, 2009

Additional Information about UBS and the ROS

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the ROS), with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC Web site is 0001114446. Alternatively, UBS will arrange to send you the prospectus and the ROS PP product supplement if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Product supplement for ROS with Partial Protection dated November 24, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000114420409061764/c167554_690423-424b2.htm

♦	Prospectus dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this pricing supplement, “ROS” and “Securities” refers to the Return Optimization Securities with Partial Protection that are offered hereby, unless the context otherwise requires. Also, references to the “ROS PP product supplement” mean the UBS product supplement, dated November 24, 2009, and references to “accompanying prospectus” mean the UBS prospectus, dated January 13, 2009.

Investor Suitability

The ROS may be suitable for you if:

♦	You believe the value of the underlying basket will increase moderately over the term of the ROS - meaning that such an increase is unlikely to exceed the Maximum Gain indicated herein.
♦	You seek an investment that offers partial principal protection when the ROS are held to maturity.
♦	You are willing to risk losing up to 90% of your investment if the Basket Return is less than -10%.
♦	You seek an investment whose return is linked to the weighted basket of exchange traded funds that comprise the underlying basket, subject to the Maximum Gain of 22.50%.
♦	You are willing to invest in the ROS based on the Maximum Gain of 22.50%.
♦	You do not seek current income from this investment.
♦	You are willing to forgo dividends or other distributions paid on the basket equities that comprise the underlying basket.
♦	You are willing to hold the ROS to maturity, a term of 2 years.
♦	You are willing to accept that there may be no secondary market for the ROS.
♦	You are comfortable with the creditworthiness of UBS, as issuer of the ROS.

The ROS may not be suitable for you if:

♦	You do not believe the value of the underlying basket will increase over the term of the ROS, or you believe the value of the underlying basket will increase by more than the Maximum Gain.
♦	You seek an investment that is 100% principal protected.
♦	You do not seek an investment with exposure to the basket equities that comprise the underlying basket.
♦	You seek an investment that is exposed to the full potential appreciation of the underlying basket, without a cap on participation.
♦	You seek current income from this investment.
♦	You are unable or unwilling to hold the ROS to maturity.
♦	You seek an investment for which there will be an active secondary market.
♦	You are unable or unwilling to assume the credit risk associated with UBS, as issuer of the ROS.

The suitability considerations identified above are not exhaustive. Whether or not the ROS are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the ROS in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 4 of this pricing supplement and “Risk Factors” in the accompanying ROS PP product supplement for risks related to an investment in the ROS.

Final Terms

Issuer	UBS AG, Jersey Branch
Principal Amount	$10.00 per ROS
Term	2 years
Protection Percentage	10%, if held to maturity(1)
Maximum Gain	22.50%
Multiplier	3
Underlying Basket	The securities are linked to a weighted basket consisting of (i) one Standard & Poor’s Depositary Receipt® (“SPDR”), (ii) one share of iShares® MSCI EAFE Index Fund (“EFA”), and (iii) one share of iShares® MSCI Emerging Markets Index Fund (“EEM”) (each, a “basket equity” and collectively, the ”basket equities”)
Basket Weightings	With respect to: (i) SPDR: 50%, (ii) EFA: 40%, and (iii) EEM: 10%.
Payment at Maturity (per $10.00)	If the Basket Return (as defined below) multiplied by the Multiplier is equal to or greater than the Maximum Gain, you will receive:
$10.00 + ($10.00 × Maximum Gain)
If (i) the Basket Return is positive and (ii) when multiplied by the Multiplier is less than the Maximum Gain, you will receive:
$10.00 + ($10.00 × 3 × Basket Return)
If (i) the Basket Return is between 0% and -10% (inclusive), you will receive 100% of your principal amount.(1)
If the Basket Return is less than -10%, you will lose 1% of your principal (or a fraction thereof) for each percentage point (or a fraction thereof) that the Basket Return is below -10%.
Accordingly, if the value of the underlying basket has declined by more than 10% over the term of your ROS, you may lose up to 90% of your principal.
Basket Return	Basket Ending Price – Basket Starting Price Basket Starting Price
Basket Starting Price	Set equal to 100 on the trade date.
Basket Ending Price	The basket closing price on the final valuation date. On the final valuation date, the basket closing price will be calculated as follows:100 x [1 + (SPDR return x 50.00%) + (EFA return x 40.00%) + (EEM return x 10.00%)], where the return for each basket equity is equal to the Basket Equity Return of the respective basket equity.
Basket Equity Return	With respect to each basket equity, the percentage change from the respective Equity Starting Price to the respective Equity Ending Price, calculated as follows:

Equity Ending Price – Equity Starting Price

Equity Starting Price

Equity Starting Price:	With respect to each basket equity, the closing price for such basket equity on the trade date, as determined by the calculation agent.
The Equity Starting Price for SPDR is $111.37. The Equity Starting Price for EFA is $56.86. The Equity Starting Price for EEM is $41.75.
Equity Ending Price	With respect to each basket equity, the closing price for such basket equity on the final valuation date, as determined by the calculation agent.
Determining Payment at Maturity

If the Basket Return is less than -10% you will lose 1% (or a fraction thereof) on the principal amount of your ROS for every 1% (or a fraction thereof) the Basket Return is below -10%. Accordingly, for each $10.00 invested, your payment at maturity will be calculated as follows:

$10.00 + [$10.00 × (Basket Return + 10%)]

As such, you could lose up to 90% of your principal depending on how much the underlying basket declines.

(1)	The partial principal protection is provided by UBS and therefore, is dependent on the ability of UBS to satisfy its obligations when they come due.

Key Risks

An investment in the ROS involves significant risks. Some of the risks that apply to the ROS are summarized here, but we urge you to read the more detailed explanation of risks relating to the ROS generally in the “Risk Factors” section of the ROS PP product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the ROS.

♦	You risk losing up to 90% of your principal — If the Basket Return is less than -10% you will lose 1% (or a fraction thereof) of your principal for each 1% (or fraction thereof) that the Basket Return is less than -10%. Accordingly, if the value of the underlying basket has declined by more than 10% over the term of the ROS, you risk losing up to 90% of your principal.
♦	Partial principal protection only if you hold the ROS to maturity — You will be entitled to receive at least 10% of the principal amount of your ROS only if you hold your ROS to maturity. The market value of the ROS may fluctuate between the date you purchase them and the final valuation date. If you sell your ROS in the secondary market prior to maturity, you will not receive any partial principal protection on the portion of your ROS sold. You should be willing to hold your ROS to maturity.
♦	Your return potential is limited — If the Basket Return is positive, the Basket Return will be multiplied by the Multiplier, subject to the Maximum Gain of 22.50%. Therefore, you will not benefit from any positive Basket Return, multiplied by the Multiplier, in excess of the Maximum Gain.
♦	Credit of UBS — The ROS are senior unsecured debt obligations of the issuer, UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the ROS, including any partial principal protection provided at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the ROS and, in the event UBS were to default on its obligations, you may not receive the partial principal protection or any other amounts owed to you under the terms of the ROS.
♦	Changes in closing prices of the basket equities may offset each other — The ROS are linked to a weighted basket composed of the basket equities. Where the Equity Ending Price of one or more of the basket equities increases relative to the corresponding Equity Starting Price(s), the Equity Ending Price of one or more of the other basket equities may not increase by the same amount or may even decline. Therefore, in calculating the Basket Ending Price, increases in the price of one or more of the basket equities may be moderated, or offset, by lesser increases or declines in the price of one or more of the other basket equities. This affect is further amplified by the differing weights of the basket equities. More heavily weighted basket equities will have a larger impact on the Basket Return than basket equities with lesser weightings.
♦	No interest or dividend payments — You will not receive any periodic interest payments on the ROS and you will not receive any dividend payments or other distributions on the basket equities.
♦	There may be little or no secondary market for the ROS — The ROS will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the ROS will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the ROS, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your ROS prior to maturity could be at a substantial discount from the initial price to public, and as a result, you may suffer substantial loss.
♦	Owning the ROS is not the same as owning the basket equities — The return on the ROS may not reflect the return you would realize if you actually owned the basket equities. For instance, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the ROS, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your ROS. As an owner of the ROS, you will not have voting rights or any other rights that holders of the basket equities may have.
♦	The value of any basket equity may not completely track the value of the securities in which such exchange traded fund invests — Although the trading characteristics and valuations of any basket equity will usually mirror the characteristics and valuations of the securities in which such exchange traded fund invests, its value may not completely track the value of the securities in which that exchange traded fund invests. The value of any basket equity will reflect transaction costs and fees that the securities in which that exchange traded fund invests do not have. In addition, although a basket equity may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for such basket equity or that there will be liquidity in the trading market.
♦	Fluctuation of NAV — The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities holdings. The market prices of the basket equities may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of a basket equity may differ from its NAV per share; the basket equities may trade at, above or below their NAV per share.
♦	Failure of one or more basket equities to track the level of their applicable underlying indices — While each basket equity is designed and intended to track the level of its underlying index, various factors, including fees and other transaction costs, will prevent each basket equity from correlating exactly with changes in the level of such index. Accordingly, the performance of each basket equity will not be equal to the performance of its underlying index during the term of the ROS.
♦	The ROS are subject to currency exchange rate risk — The iShares®MSCI EAFE Index Fund (“EFA Fund”) and the iShares® MSCI Emerging Markets Index Fund (“EEM Fund”) both invest in securities that are traded on non-U.S. markets; the trading price of the securities in which EFA Fund and EEM Fund invest generally will reflect the U.S. dollar value of those securities. Therefore, holders of the ROS will be exposed to currency exchange rate risk with respect to the currencies in which such securities trade. The values of the currencies of the countries in which the EFA Fund or EEM Fund may invest may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. An investor’s net exposure will depend on the extent to which the non-U.S. currency strengthens or weakens against the U.S. dollar and the relative weight of each security in the portfolios of EFA Fund and EEM Fund. If, taking into account such weighting, the dollar strengthens against the non-U.S. currency, the value of the securities in which EFA Fund and EEM Fund invest will be adversely affected and the value of the ROS may decrease.
♦	The ROS are subject to non-U.S. securities market risk — The ROS are linked to an underlying basket which includes shares of the EFA Fund and EEM Fund and therefore, are subject to risks associated with non-U.S. securities markets. An investment in securities linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.
♦	The ROS are subject to emerging markets risk — The ROS are linked to an underlying basket which includes shares of the EEM Fund and therefore, are subject to emerging markets risk. Investments in securities linked directly or indirectly to emerging market equity securities involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Securities of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government interventions to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the ROS are susceptible, before making a decision to invest in the ROS.
♦	Price prior to maturity — The market price of the ROS will be influenced by many unpredictable and interrelated factors, including the price of the basket equities; the volatility of the basket equities; the dividend rate paid on the basket equities; the time remaining to the maturity of the ROS; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.
♦	Impact of fees on secondary market prices — Generally, the price of the ROS in the secondary market is likely to be lower than the initial public offering price since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the ROS.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in any of the basket equities and/or over-the-counter options, futures or other instruments with return linked to the performance of any basket equity, may adversely affect the value of the underlying basket and, therefore, the market value of the ROS.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of the basket equities, which may present a conflict between the obligations of UBS and you, as a holder of the ROS. The calculation agent, an affiliate of the issuer, will determine the Basket Return and payment at maturity based on the closing prices of the basket equities on the final valuation date. The calculation agent can postpone the determination of the Basket Return or the maturity date if a market disruption event occurs and is continuing on the final valuation date.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the ROS, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the basket equities, and therefore the market value of the ROS.

♦	Antidilution protection is limited — For certain corporate events affecting a basket equity, the calculation agent may make adjustments to the relevant Equity Starting Price. However, the calculation agent will not make such adjustments in response to all events that could affect a basket equity. If an event occurs that does not require the calculation agent to make such adjustments, the value of the ROS may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the ROS PP product supplement as necessary to achieve an equitable result.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the ROS are uncertain. You should consult your own tax advisor about your own tax situation. See “What Are the Tax Consequences of the ROS” on page 8.
♦	Maximum potential return only at maturity — You can only earn the potential maximum return if you hold your ROS to maturity.

Hypothetical Examples and Return Table of the ROS at Maturity

The following scenario analysis and examples illustrate the Payment at Maturity for a $10.00 ROS on a hypothetical offering of the ROS, with the following assumptions:

Investment Term:	2 years
Basket Starting Price:	100
Multiplier:	3
Protection Percentage:	10%, if held to maturity
Hypothetical Maximum Return	22.50%
Hypothetical Range of Underlying Basket Performance	40% to -40%

Example 1 — On the final valuation date, the underlying basket closes 5% above the Basket Starting Price. Since the Basket Return is 5%, you will receive 3 x the Basket Return, or a 15% total return, and the payment at maturity per $10.00 principal amount of the ROS will be calculated as follows:

$10.00 + ($10.00 × 3 × 5%) = $10.00 + $1.50 = $11.50

Example 2 — On the final valuation date, the underlying basket closes 20% above the Basket Starting Price. Since 3 x the Basket Return of 20% is more than the Maximum Gain of 22.50%, you will receive the Maximum Gain of 22.50%, and the payment at maturity is equal to $12.25 per $10.00 principal amount of ROS.

Example 3 — On the final valuation date, the underlying basket closes 5% below the Basket Starting Price. Since the Basket Return is -5%, which is within the principal protection range of 0% and -10%, the payment at maturity is equal to $10.00 per $10.00 principal amount of ROS.

Example 4 — On the final valuation date, the underlying basket closes 30% below the Basket Starting Price. Since the Basket Return is -30%, which is outside the principal protection range of 0% and -10%, the payment at maturity per $10.00 principal amount of ROS is as follows:

$10.00 + [$10.00 × (-30% + 10%)] = $8.00

Accordingly, if the value of the underlying basket declines by more than 10% over the term of the ROS, you may lose up to 90% of your principal.

What Are the Tax Consequences of the ROS?

The United States federal income tax consequences of your investment in the ROS are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” on page PS-41 of the ROS PP product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the ROS. Pursuant to the terms of the ROS, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your ROS as a pre-paid derivative contract with respect to the underlying basket. If your ROS are so treated, subject to the discussion below with respect to “constructive ownership” transactions and “PFICs” you should generally recognize long-term capital gain or loss upon the sale or maturity of your ROS in an amount equal to the difference between the amount you receive at such time and the amount you paid for your ROS if you have held your ROS for more than one year.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your ROS in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the ROS, it is possible that your ROS could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-43 of the ROS PP product supplement.

A “constructive ownership transaction” includes certain contracts under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as the shares of an underlying ETF). Under the “constructive ownership” rules, if an investment in securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder (as defined under “Supplemental U.S. Tax Consideration” on page PS-41 of the ROS PP product supplement) in respect of a security will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”)) of the U.S. holder (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the security (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the security).

Although the matter is not clear, there exists a risk that an investment in ROS that are linked to the underlying basket that contains shares in ETFs will be treated as a “constructive ownership transactions.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a security will be recharacterized as ordinary income. Moreover, because the U.S. holder does not share in distributions made on ETFs in the underlying basket referenced by the ROS, such distributions should be excluded from the calculation of the amount and character of gain, if any, that would have been realized had the U.S. holder held the shares of ETFs directly. Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

We will not attempt to ascertain whether the issuer of any stock included in an underlying basket would be treated as a “passive foreign investment company (“PFIC”) within the meaning of Section 1297 of the Code. In the event that the issuer of any stock owned by one or more of the ETFs in the underlying basket were treated as a passive foreign investment company, certain adverse U.S. federal income tax consequences might apply. You should consult your tax advisor regarding the possible consequences to you in the event that one or more issuers of stock is or becomes a passive foreign investment company.

The Internal Revenue Service has recently released a notice that may affect the taxation of holders of the ROS. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the ROS should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the ROS will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code described above should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your ROS for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” on page PS-41 of the ROS PP product supplement, unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of ROS purchased after the bill was enacted to accrue interest income over the term of the ROS despite the fact that there will be no interest payments over the term of the ROS. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your ROS.

PROSPECTIVE PURCHASERS OF ROS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF ROS.

Basket Information

All disclosures contained in this pricing supplement regarding each basket equity are derived from publicly available information. Neither UBS nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about any basket equity contained in this pricing supplement. You should make your own investigation into each basket equity.

Included on the following pages is a brief description of the issuers of each of the respective basket equities. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each of the basket equities. The information given below is for the four calendar quarters in each of 2004, 2005, 2006, 2007 and 2008. Full data is provided for the first, second, and third calendar quarters of 2009 and partial data is provided for the fourth calendar quarter of 2009. We obtained the closing price information set forth below from the Bloomberg Professional ® service (“Bloomberg”) without independent verification. You should not take the historical prices of the basket equities as an indication of future performance.

Each of the basket equities is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the basket equities with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the respective issuers of the basket equities under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Standard & Poor’s Depositary Receipts®

We have derived all information contained in this pricing supplement regarding the SPDR Trust, Series I, a unit investment trust (the “SPDR Trust”), from publicly available information. Such information reflects the policies of, and is subject to change by, PDR Services LLC, the sponsor of the SPDR Trust.

The each depositary receipt of the SPDR Trust (the “SPDRs”) represents a fractional undivided ownership interest in the SPDR Trust.

As of October 30, 2009, ordinary operating expenses of the SPDR Trust accrue at an annual rate of 0.0945% of the SPDR Trust’s daily net asset value. The expenses of the SPDR Trust may increase in the future. Expenses of the SPDR Trust reduce the net value of the assets held by the SPDR Trust and, therefore, reduce the value of each SPDR.

We are authorized to participate in the creation and redemption of SPDRs by the SPDR Trust. This means that we have executed a Participant Agreement with the SPDR Trust and may participate in the creation of SPDRs by following the procedures set forth in the SPDR Prospectus, dated February 24, 2009, filed by SPDR Trust (the “SPDR Prosectus”) under the caption “The Trust” and may redeem SPDRs by following the procedures set forth in the SPDR Prospectus under the caption “Redemption of SPDRs.” The SPDR Prospectus is available on the SEC website at:
http://www.sec.gov/Archives/edgar/data/884394/000095012309003326/y01192be485bpos.htm.

The S&P 500 Index was developed by S&P and is calculated, maintained and published by S&P. S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of the S&P 500 Index at any time.

The S&P 500 Index is composed of five hundred (500) selected stocks, of which are listed on the Exchange, the NYSE or NASDAQ, and spans over 24 separate industry groups. As of November 24, 2009, the five largest industry groups comprising the S&P 500 Index were: Information Technology 18.95%, Financials 14.36%, Health Care 12.82%, Energy 12.08% and Consumer Staples 11.79%. Since 1968, the S&P 500 Index has been a component of the U.S. Commerce Department’s list of Leading Indicators that track key sectors of the U.S. economy. Current information regarding the market value of the S&P 500 Index is available from market information services. The S&P 500 Index is determined, comprised and calculated without regard to the SPDR Trust. This information is subject to change by S&P.

Historical Information

The following table sets forth the quarterly high and low closing prices for SPDRs, based on daily closing prices on the primary exchange for SPDRs, as reported by Bloomberg. SPDRs’ closing price on November 25, 2009 was $111.37.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2004	3/31/2004	$116.01	$109.18	$112.82
4/1/2004	6/30/2004	$114.93	$108.58	$114.16
7/1/2004	9/30/2004	$113.32	$106.55	$111.42
10/1/2004	12/31/2004	$121.33	$109.55	$120.80
1/3/2005	3/31/2005	$122.79	$116.54	$117.97
4/1/2005	6/30/2005	$121.56	$113.78	$119.19
7/1/2005	9/30/2005	$124.70	$119.44	$122.98
10/3/2005	12/30/2005	$127.80	$117.50	$124.45
1/3/2006	3/31/2006	$131.02	$125.54	$129.87
4/3/2006	6/30/2006	$132.62	$122.58	$127.23
7/3/2006	9/29/2006	$133.71	$123.31	$133.58
10/2/2006	12/29/2006	$143.10	$133.03	$141.62
1/3/2007	3/30/2007	$146.07	$137.42	$142.12
4/2/2007	6/29/2007	$154.16	$142.19	$150.26
7/2/2007	9/28/2007	$155.03	$141.13	$152.67
10/1/2007	12/31/2007	$156.44	$140.90	$146.39
1/2/2008	3/31/2008	$144.94	$127.90	$131.89
4/1/2008	6/30/2008	$143.08	$127.69	$128.04
7/1/2008	9/30/2008	$130.70	$111.38	$116.54
10/1/2008	12/31/2008	$116.00	$75.95	$90.33
1/2/2009	3/31/2009	$93.44	$68.11	$79.44
4/1/2009	6/30/2009	$95.09	$81.00	$91.92
7/1/2009	9/30/2009	$107.33	$87.95	$105.56
10/1/2009*	11/25/2009*	$111.37	$102.54	$111.37
*	As of the date of this pricing supplement available information for the fourth calendar quarter of 2009 includes data for the period from October 1, 2009 through November 25, 2009. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2009.

The graph below illustrates the performance of SPDRs from March 31, 1999 through November 25, 2009, based on information from Bloomberg. Past performance of SPDRs is not indicative of the future performance of SPDRs.

iShares® MSCI EAFE Index Fund

We have derived all information regarding the iShares® MSCI EAFE Index Fund (“EFA Fund”) contained in this pricing supplement from publicly available information. Such information reflects the policies of, and is subject to changes by Barclays Global Fund Advisors (“BGFA”), the investment manager of the EFA Fund. We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

The EFA Fund is one of the one hundred and forty separate investment portfolios that constitute iShares Trust. The investment adviser for the EFA Fund is BGFA, a wholly-owned subsidiary of Barclays Global Investors, N.A. BGFA has overall responsibility for the general management and administration of iShares Trust. The EFA Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE® Index.

Information filed by iShares Trust with the SEC under the Securities Exchange Act and the Investment Company Act can be found by reference to its SEC file number: 001-15897 and 811-09729. The EFA Fund’s website is
http://us.ishares.com/product_info/fund/overview/EFA.htm. The EFA Fund is listed on the NYSE Arca under ticker symbol “EFA.”

The MSCI EAFE® Index was developed by Morgan Stanley Capital International Inc. (“MSCI”) and is calculated, maintained and published by MSCI. MSCI is under no obligation to continue to publish, and may discontinue or suspend the publication of the MSCI EAFE® Index at any time.

The MSCI EAFE® Index has been developed by MSCI as an equity benchmark for international stock performance. As of September 30, 2009, the MSCI EAFE® Index includes stocks from Europe, Australiasia (Australia and Asia) and the Far East, including the following 25 developed market countries: Australia, Austria, Belgium, Bermuda, China, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, Jersey, Luxembourg, Mauritius, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

The EFA Fund uses a representative sampling strategy to try to track the MSCI EAFE® Index. Representative sampling is an indexing strategy that involves investing in a representative sample of the securities included in the MSCI EAFE® Index that collectively has an investment profile similar to the MSCI EAFE® Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the MSCI EAFE ® Index. The EFA Fund may or may not hold all of the securities that are included in the MSCI EAFE® Index.

Historical Information

The following table sets forth the quarterly high and low closing prices for the EFA Fund, based on daily closing prices on the NYSE Arca, as reported by Bloomberg. The closing price of the EFA Fund on November 25, 2009 was $56.86.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2004	3/31/2004	$48.09	$45.06	$47.23
4/1/2004	6/30/2004	$48.04	$43.41	$47.67
7/1/2004	9/30/2004	$47.49	$44.60	$47.16
10/1/2004	12/31/2004	$53.36	$47.18	$53.30
1/3/2005	3/31/2005	$55.27	$51.18	$52.92
4/1/2005	6/30/2005	$53.87	$51.33	$52.35
7/1/2005	9/30/2005	$58.50	$52.05	$58.09
10/3/2005	12/30/2005	$60.91	$54.72	$59.42
1/3/2006	3/31/2006	$65.40	$60.33	$64.99
4/3/2006	6/30/2006	$70.58	$59.60	$65.35
7/3/2006	9/29/2006	$68.46	$61.62	$67.78
10/2/2006	12/29/2006	$74.31	$67.96	$73.26
1/3/2007	3/30/2007	$76.94	$70.95	$76.27
4/2/2007	6/29/2007	$81.79	$76.47	$80.63
7/2/2007	9/28/2007	$83.77	$73.70	$82.56
10/1/2007	12/31/2007	$86.18	$78.24	$78.50
1/2/2008	3/31/2008	$78.35	$68.31	$71.90
4/1/2008	6/30/2008	$78.52	$68.10	$68.70
7/1/2008	9/30/2008	$68.04	$53.08	$56.30
10/1/2008	12/31/2008	$55.88	$35.71	$44.87
1/2/2009	3/31/2009	$45.44	$31.69	$37.59
4/1/2009	6/30/2009	$49.04	$38.57	$45.81
7/1/2009	9/30/2009	$55.81	$43.91	$54.70
10/1/2009*	11/25/2009*	$57.28	$52.66	$56.86
*	As of the date of this pricing supplement available information for the fourth calendar quarter of 2009 includes data for the period from October 1, 2009 through November 25, 2009. Accordingly, the “Quarterly High,`“Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2009.

The graph below illustrates the performance of the EFA Fund from August 30, 2002 through November 25, 2009, based on information from Bloomberg. Past performance of the EFA Fund is not indicative of the future performance of the EFA Fund.

iShares® MSCI Emerging Markets Index Fund

We have derived all information regarding the iShares® MSCI EAFE Index Fund (“EEM Fund”) contained in this pricing supplement from publicly available information. Such information reflects the policies of, and is subject to changes by BGFA, the investment manager of the EEM Fund. We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

The EEM Fund is one of the twenty-five separate investment portfolios that constitute iShares, Inc. The investment adviser for the EEM Fund is BGFA, a wholly-owned subsidiary of Barclays Global Investors, N.A. BGFA has overall responsibility for the general management and administration of iShares, Inc. The EEM Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the emerging markets, as measured by the MSCI Emerging Markets® Index.

Information filed by iShares, Inc. with the SEC under the Securities Exchange Act and the Investment Company Act can be found by reference to its SEC file number: 001-11653 and 811-09102. The EEM Fund’s website is http://us.ishares.com/product_info/fund/overview/EEM.htm. The EEM Fund is listed on the NYSE Arca under ticker symbol “EEM.”

The MSCI Emerging Markets® Index was developed by Morgan Stanley Capital International Inc. (“MSCI”) and is calculated, maintained and published by MSCI. MSCI is under no obligation to continue to publish, and may discontinue or suspend the publication of the MSCI Emerging Markets® Index at any time.

The MSCI Emerging Markets® Index has been developed by MSCI as an equity benchmarkfor international stock performance, and is designed to measure equity market performance in the global emerging markets. As of September 30, 2009, the MSCI Emerging Markets® Index included stocks from the following 24 emerging markets: Brazil, Cayman Islands, Chile, China, Colombia, the Czech Republic, Egypt, Hong Kong, Hungary, India, Indonesia, Israel, Malaysia, Mexico, Peru, the Philippines, Poland, the Russian Federation, South Africa, South Korea, Taiwan, Thailand, Turkey and the United States. As September 30, 2009, the MSCI Emerging Markets® Index’s three largest industries were financials, information technology and energy.

The EEM Fund uses a representative sampling strategy to try to track the MSCI Emerging Markets® Index. Representative sampling is an indexing strategy that involves investing in a representative sample of the securities included in the MSCI Emerging Markets® Index that collectively has an investment profile similar to the MSCI Emerging Markets® Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the MSCI Emerging Markets® Index. The EEM Fund may or may not hold all of the securities that are included in the MSCI Emerging Markets® Index.

Historical Information

The following table sets forth the quarterly high and low closing prices for the EEM Fund, based on daily closing prices on the NYSE Arca, as reported by Bloomberg. The closing price of the EEM Fund on November 25, 2009 was $41.75.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2004	3/31/2004	$19.73	$18.39	$19.44
4/1/2004	6/30/2004	$20.20	$15.91	$18.03
7/1/2004	9/30/2004	$19.16	$16.95	$19.16
10/1/2004	12/31/2004	$22.41	$18.92	$22.41
1/3/2005	3/31/2005	$24.65	$21.23	$22.54
4/1/2005	6/30/2005	$24.37	$21.67	$23.83
7/1/2005	9/30/2005	$28.32	$23.93	$28.32
10/3/2005	12/30/2005	$29.83	$25.07	$29.40
1/3/2006	3/31/2006	$33.59	$30.43	$33.01
4/3/2006	6/30/2006	$37.03	$27.33	$31.23
7/3/2006	9/29/2006	$33.14	$29.20	$32.29
10/2/2006	12/29/2006	$38.15	$31.80	$38.10
1/3/2007	3/30/2007	$39.53	$35.03	$38.75
4/2/2007	6/29/2007	$44.42	$39.13	$43.82
7/2/2007	9/28/2007	$50.11	$39.50	$49.78
10/1/2007	12/31/2007	$55.64	$47.27	$50.10
1/2/2008	3/31/2008	$50.37	$42.17	$44.79
4/1/2008	6/30/2008	$51.70	$44.43	$45.19
7/1/2008	9/30/2008	$44.43	$31.33	$34.53
10/1/2008	12/31/2008	$33.90	$18.20	$24.97
1/2/2009	3/31/2009	$27.09	$19.94	$24.81
4/1/2009	6/30/2009	$34.64	$25.65	$32.23
7/1/2009	9/30/2009	$39.29	$34.32	$38.91
10/1/2009*	11/25/2009*	$42.07	$37.56	$41.75
*	As of the date of this pricing supplement available information for the fourth calendar quarter of 2009 includes data for the period from October 1, 2009 through November 25, 2009. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2009.

The graph below illustrates the performance of the EEM Fund from August 29, 2003 through November 25, 2009, based on information from Bloomberg. Past performance of the EEM Fund is not indicative of the future performance of the EEM Fund.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of September 30, 2009 (unaudited)	CHF	USD
	(in millions)
Debt
Debt issued(1)	245,630	236,941
Total Debt	245,630	236,941
Minority Interest(2)	7,720	7,447
Shareholders’ Equity	39,536	38,138
Total capitalization	292,886	282,526
(1)	Includes Money Market Paper and Medium Term Notes as per Balance Sheet position.
(2)	Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.96463 exchange rate in effect as of September 30, 2009.

Supplemental Plan of Distribution (Conflicts of Interest)

We will agree to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents”, and the Agents will agree to purchase, all of the ROS at the issue price less the underwriting discount indicated on the cover of this pricing supplement.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the ROS and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of NASD Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Structured Product Categorization

To help investors identify appropriate investment products (“structured products”), UBS organizes its structured products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The ROS are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of structured products and the types of protection that may be offered on those products. This description should not be relied upon as a description of any particular structured product.

♦	Protection Strategies are structured to provide investors with a high degree of principal protection at maturity, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These structured products are designed for investors with low to moderate risk tolerances.
♦	Optimization Strategies are structured to optimize returns or yield within a specified range. These structured products are designed for investors with moderate to high risk tolerances. Optimization Strategies may be structured to provide no principal protection, partial protection or contingent protection.
♦	Performance Strategies are structured to be strategic alternatives to index funds or exchange traded funds or to allow efficient access to new markets. These structured products are designed for investors with moderate to high risk tolerances. Performance Strategies may be structured to provide no principal protection, partial protection or contingent protection.
♦	Leverage Strategies are structured to provide leveraged exposure to the performance of an underlying asset. These structured products are designed for investors with high risk tolerances.

“Partial protection”, if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold.

“Contingent protection”, if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price or level of the asset declines below the specified threshold, all principal protection is lost and the investor will have full downside exposure to the price or level of the underlying asset.

In order to benefit from any type of principal protection, investors must hold the security to maturity.

Classification of structured products into categories is not intended to guarantee particular results or performance.